Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q4 and FY 2024 Results

FY'24 Net Revenues +1.2%, Organic Net Revenues1 +4.3%, Volume/Mix -1.0%

FY'24 Diluted EPS declined -5.5% to $3.42
FY'24 Adjusted EPS1 on a constant currency basis up +13.0% to $3.36

FY'24 Cash provided by operating activities was $4.9 billion
FY'24 Free Cash Flow1 was $3.5 billion
FY'24 Return of capital to shareholders was $4.7 billion

Company provides FY'25 outlook

    CHICAGO, Ill. – February 4, 2025 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its fourth quarter and full year 2024 results.

“Fiscal 2024 was another strong year of performance for our company. We delivered balanced top-line growth, strong earnings, and robust free cash flow generation, while returning significant capital back to shareholders," said Dirk Van de Put, Chair and Chief Executive Officer. "As we transition into 2025, we remain focused on executing against our long-term growth strategy and delivering on our chocolate business playbook to navigate unprecedented cocoa cost inflation. Our teams are well-equipped to stay agile and take the necessary actions to navigate this challenging operating environment. We believe we are solidly positioned for attractive long-term top- and bottom-line growth."

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q4 2024	% Chg vs PY	Q4 2024	Vol/Mix		Pricing
Quarter 4
Latin America	$1,171	(7.2)%	4.9%	(1.5)	pp	6.4	pp
Asia, Middle East & Africa	1,908	9.9	8.6	3.8		4.8
Europe	3,744	5.8	7.4	(2.0)		9.4
North America	2,781	0.1	0.4	1.3		(0.9)
Mondelēz International	$9,604	3.1%	5.2%	0.1	pp	5.1	pp
Emerging Markets	$3,640	1.7%	6.7%	0.2	pp	6.5	pp
Developed Markets	$5,964	4.0%	4.3%	0.1	pp	4.2	pp

Full Year	FY 2024		FY 2024
Latin America	$4,926	(1.6)%	4.6%	(2.4)	pp	7.0	pp
Asia, Middle East & Africa	7,296	3.1	6.2	0.7		5.5
Europe	13,309	3.5	5.7	(2.1)		7.8
North America	10,910	(1.5)	1.5	—		1.5
Mondelēz International	$36,441	1.2%	4.3%	(1.0)	pp	5.3	pp
Emerging Markets	$14,163	1.1%	6.2%	(0.6)	pp	6.8	pp
Developed Markets	$22,278	1.2%	3.2%	(1.1)	pp	4.3	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q4 2024	vs PY (Rpt Fx)		Q4 2024	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$3,711	6.9%		$3,025	(14.4)%		(12.5)%
Gross Profit Margin	38.6%	1.3	pp	31.5%	(6.5)	pp
Operating Income	$1,611	35.0%		$959	(31.6)%		(28.2)%
Operating Income Margin	16.8%	4.0	pp	10.0%	(5.1)	pp
Net Earnings [2]	$1,745	83.7%		$868	(22.2)%		(17.7)%
Diluted EPS	$1.30	85.7%		$0.65	(20.7)%		(15.9)%

Full Year	FY 2024			FY 2024
Gross Profit	$14,257	3.6%		$13,766	3.2%		5.1%
Gross Profit Margin	39.1%	0.9	pp	37.8%	0.3	pp
Operating Income	$6,345	15.3%		$5,899	4.7%		8.1%
Operating Income Margin	17.4%	2.1	pp	16.2%	0.3	pp
Net Earnings [2]	$4,611	(7.0)%		$4,521	7.1%		10.9%
Diluted EPS	$3.42	(5.5)%		$3.36	9.1%		13.0%

Full Year Commentary

•Net revenues increased 1.2 percent as Organic Net Revenue growth of 4.3 percent and incremental net revenue from our acquisition of Evirth was partially offset by unfavorable currency-related items and the impact of our 2023 divestiture of the developed market gum business. Organic Net Revenue growth was driven by higher net pricing, partially offset by unfavorable volume/mix.

•Gross profit increased $493 million, and gross profit margin increased 90 basis points to 39.1 percent primarily driven by favorable year-over-year change in mark-to-market impacts from derivatives and an increase in Adjusted Gross Profit1 margin, partially offset by lapping the operating results from the developed market gum business divested in 2023 and costs incurred for the ERP Systems Implementation program. Adjusted Gross Profit increased $674 million at constant currency, and Adjusted Gross Profit margin increased 30 basis points to 37.8 percent due primarily to higher pricing and lower manufacturing costs driven by productivity, partially offset by higher raw material and transportation costs.

•Operating income increased $843 million, and operating income margin was 17.4 percent, up 210 basis points primarily due to favorable year-over-year change in acquisition integration costs and contingent consideration adjustments, favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities, higher Adjusted Operating Income margin and lower divestiture-related costs. These favorable items were partially offset by higher intangible asset impairment charges, lapping prior-year gain and operating results from the developed market gum business divested in 2023 and costs incurred for the ERP Systems Implementation program. Adjusted Operating Income increased $456 million at constant currency while Adjusted Operating Income margin increased 30 basis points to 16.2 percent, driven primarily by higher net pricing, lower manufacturing costs driven by productivity and overhead leverage, partially offset by higher input cost inflation.

•Diluted EPS was $3.42, down 5.5 percent, primarily due to lapping prior-year gain on marketable securities, lapping prior-year gain on equity method investment transactions, 2024 net loss on equity method transactions including an impairment, lapping prior-year gain and operating results from the developed market gum business divested in 2023, higher intangible asset impairment charges and costs incurred for the ERP Systems Implementation program. These unfavorable items were partially offset by an increase in Adjusted EPS, favorable year-over-year change in acquisition integration costs and contingent consideration adjustments, favorable year-over-year change in mark-to-market impacts from commodity and currency derivatives, lower divestiture-related costs, favorable year-over-year change in initial impacts from enacted tax law changes and lapping prior-year impact from European Commission legal matter.

•Adjusted EPS was $3.36, up 13.0 percent on a constant currency basis driven by strong operating gains, fewer shares outstanding, lower taxes, lower interest expense and higher benefit plan non-service income, partially offset by lapping prior year dividend income related to our former KDP investment.

•Capital Return: The company returned $4.7 billion to shareholders in cash dividends and share repurchases.

Fourth Quarter Commentary

•Net revenues increased 3.1 percent as Organic Net Revenue growth of 5.2 percent and incremental net revenue from our acquisition of Evirth was partially offset by unfavorable currency-related items and lapping prior-year sales from a short-term distributor agreement related to the developed market gum business divested in 2023. Organic Net Revenue growth was driven by higher net pricing and favorable volume/mix.

•Gross profit increased $241 million, and gross profit margin increased 130 basis points to 38.6 percent primarily driven by favorable year-over-year change in mark-to-market impacts from derivatives, partially offset by an decrease in Adjusted Gross Profit1 margin. Adjusted Gross Profit decreased $440 million at constant currency, and Adjusted Gross Profit margin decreased 650 basis points to 31.5 percent due primarily to higher raw material and transportation costs, partially offset by higher pricing and lower manufacturing costs driven by productivity.

•Operating income increased $418 million, and operating income margin was 16.8 percent, up 400 basis points primarily due to favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities, favorable year-over-year change in acquisition integration costs and contingent consideration adjustments, lapping prior-year impact from the European Commission legal matter, lower remeasurement loss of net monetary position and lower divestiture-related costs. These favorable items were partially offset by lower Adjusted Operating Income margin, lapping prior-year gain from the developed market gum business divested in 2023 and costs incurred for the ERP Systems Implementation program. Adjusted Operating Income decreased $396 million at constant currency while Adjusted Operating Income margin decreased 510 basis points to 10.0 percent, driven primarily by higher input cost inflation, partially offset by higher net pricing, overhead leverage and lower manufacturing costs driven by productivity.

•Diluted EPS was $1.30, up 85.7 percent, primarily due to favorable year-over-year change in mark-to-market impacts from currency and commodity derivatives, gain on equity method investment transactions, favorable year-over-year change in acquisition integration costs and contingent consideration adjustments, favorable year-over-year change in initial impacts from enacted tax law changes, lower remeasurement loss on of net monetary position and lower divestiture-related costs. These favorable items were partially offset by a decrease in Adjusted EPS, lapping prior-year gain from the developed market gum business divested in 2023 and costs incurred for the ERP Systems Implementation program.

•Adjusted EPS was $0.65, down 15.9 percent on a constant currency basis driven by a decrease in operating results and lower equity method investment earnings, partially offset by lower taxes and fewer shares outstanding.

2025 Outlook
Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
For 2025, the company expects Organic Net Revenue growth to be approximately 5 percent. The company expects Adjusted EPS to decline approximately 10% on a constant currency basis due to unprecedented cocoa cost inflation. The company also expects 2025 Free Cash Flow of $3+ billion. The company estimates currency translation would decrease 2025 net revenue growth by approximately 2.5 percent3 with a negative $0.12 impact to Adjusted EPS3.
Outlook is provided in the context of greater than usual volatility, including due to geopolitical, trade and regulatory uncertainty and commodity prices. This outlook does not reflect any imposition of import tariffs by the U.S. and potential retaliatory actions taken by other countries, as the tariff and trade environment is uncertain and rapidly evolving at this time.
Conference Call
Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.

About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2024 net revenues of approximately $36 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.
Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.
End Notes
1.Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted EPS incl. developed market gum, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.Earnings attributable to Mondelēz International.
3.Currency estimate is based on published rates from XE.com on January 28, 2025.

Additional Definitions
Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
    Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,”

“may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control and are amplified by current and potential trade and tariff actions affecting the countries where we operate. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:

•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation) and the instability of certain financial institutions;
•risks from operating globally including geopolitical, trade, tariff and regulatory uncertainties affecting developed and emerging markets;
•volatility of cocoa and other commodity input costs, our ability to effectively hedge such costs and the availability of commodities;
•geopolitical uncertainty, including the impact of ongoing or new developments in Ukraine and the Middle East, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;
•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions and customer and consumer responses to such actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•the outcome and effects on us of legal and tax proceedings and government investigations;
•use of information technology and third party service providers;
•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings, efficiencies and/or synergies presented by strategic acquisitions and other transactions as well as other strategic initiatives, such as our ERP System Implementation program;
•our investments and our ownership interests in those investments;
•the impact of climate change on our supply chain and operations;
•global or regional health pandemics or epidemics;

•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, interest rates, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and
•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Schedule 1
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(in millions of U.S. dollars and shares, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net revenues	$9,604	$9,314	$36,441	$36,016
Cost of sales	(5,893)	(5,844)	(22,184)	(22,252)
Gross profit	3,711	3,470	14,257	13,764
Gross profit margin	38.6%	37.3%	39.1%	38.2%
Selling, general and administrative expenses	(1,980)	(2,259)	(7,439)	(8,002)
Asset impairment and exit costs	(86)	(89)	(324)	(217)
Gain on acquisition and divestitures	4	108	4	108
Amortization of intangible assets	(38)	(37)	(153)	(151)
Operating income	1,611	1,193	6,345	5,502
Operating income margin	16.8%	12.8%	17.4%	15.3%
Benefit plan non-service income	20	22	96	82
Interest and other expense, net	(34)	(52)	(180)	(310)
Gain on marketable securities	—	—	—	606
Earnings before income taxes	1,597	1,163	6,261	5,880
Income tax provision	(216)	(257)	(1,469)	(1,537)
Effective tax rate	13.5%	22.1%	23.5%	26.1%
Gain/(loss) on equity method investment transactions	332	—	(337)	465
Equity method investment net earnings	35	44	168	160
Net earnings	1,748	950	4,623	4,968
less: Noncontrolling interest earnings	(3)	—	(12)	(9)
Net earnings attributable to Mondelēz International	$1,745	$950	$4,611	$4,959
Per share data:
Basic earnings per share attributable to Mondelēz International	$1.31	$0.70	$3.44	$3.64
Diluted earnings per share attributable to Mondelēz International	$1.30	$0.70	$3.42	$3.62
Average shares outstanding:
Basic	1,336	1,358	1,341	1,363
Diluted	1,340	1,364	1,347	1,370

Schedule 2
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions of U.S. dollars)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$1,351	$1,810
Trade receivables	3,874	3,634
Other receivables	937	878
Inventories, net	3,827	3,615
Other current assets	3,253	1,766
Total current assets	13,242	11,703
Property, plant and equipment, net	9,481	9,694
Operating lease right-of-use assets	767	683
Goodwill	23,017	23,896
Intangible assets, net	18,848	19,836
Prepaid pension assets	987	1,043
Deferred income taxes	333	408
Equity method investments	635	3,242
Other assets	1,187	886
TOTAL ASSETS	$68,497	$71,391
LIABILITIES
Short-term borrowings	$71	$420
Current portion of long-term debt	2,014	2,101
Accounts payable	9,433	8,321
Accrued marketing	2,558	2,683
Accrued employment costs	928	1,158
Other current liabilities	4,545	4,330
Total current liabilities	19,549	19,013
Long-term debt	15,664	16,887
Long-term operating lease liabilities	623	537
Deferred income taxes	3,425	3,292
Accrued pension costs	391	437
Accrued postretirement health care costs	98	124
Other liabilities	1,789	2,735
TOTAL LIABILITIES	41,539	43,025
EQUITY
Common Stock	—	—
Additional paid-in capital	32,276	32,216
Retained earnings	36,476	34,236
Accumulated other comprehensive losses	(12,471)	(10,946)
Treasury stock	(29,349)	(27,174)
Total Mondelēz International Shareholders' Equity	26,932	28,332
Noncontrolling interest	26	34
TOTAL EQUITY	26,958	28,366
TOTAL LIABILITIES AND EQUITY	$68,497	$71,391

	December 31, 2024	December 31, 2023	Incr/(Decr)
Short-term borrowings	$71	$420	$(349)
Current portion of long-term debt	2,014	2,101	(87)
Long-term debt	15,664	16,887	(1,223)
Total Debt	17,749	19,408	(1,659)
Cash and cash equivalents	1,351	1,810	(459)
Net Debt (1)	$16,398	$17,598	$(1,200)

(1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions of U.S. dollars)
(Unaudited)

	For the Twelve Months Ended December 31,
	2024	2023
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$4,623	$4,968
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,302	1,215
Stock-based compensation expense	147	146
Deferred income tax provision/(benefit)	257	(37)
Asset impairments and accelerated depreciation	267	128
Gain on acquisition and divestitures	(4)	(108)
Loss/(gain) on equity method investment transactions	337	(465)
Equity method investment net earnings	(175)	(160)
Distributions from equity method investments	115	137
Unrealized gain on derivative contracts	(627)	(171)
Gain on marketable securities	—	(593)
Contingent consideration adjustments	(389)	125
Other non-cash items, net	26	38
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(519)	(628)
Inventories, net	(458)	(193)
Accounts payable	1,682	264
Other current assets	(591)	(120)
Other current liabilities	(932)	354
Change in pension and postretirement assets and liabilities, net	(151)	(186)
Net cash provided by operating activities	4,910	4,714
CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,387)	(1,112)
Acquisitions, net of cash received	(240)	19
Proceeds from divestitures including equity method and marketable security investments	2,294	4,099
Proceeds from derivative settlements	320	177
Payments for derivative settlements	(199)	(81)
Contributions to investments	(278)	(309)
Proceeds from sale of property, plant and equipment and other	16	19
Net cash provided by investing activities	526	2,812
CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuance of commercial paper, maturities greater than 90 days	—	67
Repayments of commercial paper, maturities greater than 90 days	—	(67)
Net (repayments)/issuances of short-term borrowings	(343)	(1,869)
Long-term debt proceeds	1,671	277
Long-term debt repayments	(2,554)	(2,432)
Repurchases of Common Stock	(2,334)	(1,547)
Dividends paid	(2,349)	(2,160)
Other	129	173
Net cash used in financing activities	(5,780)	(7,558)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(140)	(32)
Cash, Cash Equivalents and Restricted Cash
Decrease	(484)	(64)
Balance at beginning of period	1,884	1,948
Balance at end of period	$1,400	$1,884

Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.
The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES
The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. Beginning in Q1 2024, due to a significant devaluation of the Argentinean peso that occurred in December 2023 and the resulting distortion it would cause on our non-GAAP constant currency growth rate measures, the company now excludes the impact of pricing in excess of 26% year-over-year ("extreme pricing") in Argentina. The benchmark of 26% represents the minimum annual inflation rate for each year over a 3-year period which would result in a cumulative inflation rate in excess of 100%, the level at which an economy is considered hyperinflationary under U.S. GAAP. The company has excluded the impact of extreme pricing in Argentina from its calculation of Organic Net Revenue, Organic Net Revenue growth and other non-GAAP financial constant currency growth measures with a corresponding adjustment to changes in currency exchange rates. The company made this change on a prospective basis due to the distorting effect expected in the current period and future periods following the Argentinian peso devaluation that occurred in December 2023 and did not revise its historical non-GAAP constant currency growth measures. Beginning in Q2 2024, the company added to its non-GAAP definitions the exclusion of operating expenses associated with its ERP System Implementation program as they represent incremental transformational costs above the normal ongoing level of spending on information technology to support operations. These operating expenses will be excluded from the company's non-GAAP financial measures as the company believes excluding those costs will better facilitate comparisons of the company's underlying operating performance across periods.

•“Organic Net Revenue” is defined as net revenues (the most comparable U.S. GAAP financial measure) excluding the impacts of acquisitions, divestitures, short-term distributor agreements related to the sale of a business and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.
•“Adjusted Gross Profit” is defined as gross profit (the most comparable U.S. GAAP financial measure) excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; operating results from short-term distributor agreements related to the sale of a business; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges; 2017 malware incident net recoveries; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.
•“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (the most comparable U.S. GAAP financial measures) or segment operating income excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; the European Commission legal matter; impact from pension participation changes; and operating costs from the ERP System Implementation program. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.
•“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations (the most comparable U.S. GAAP financial measure) excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; mark-to-market unrealized gains or losses and realized gains or losses from marketable securities; initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investee's significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.
•“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures (the most comparable U.S. GAAP financial measure). Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.
See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three and twelve months ended December 31, 2024 and December 31, 2023. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME
The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. The company does not present the items above by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS
The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.
Divestitures, Divestiture-related costs and Gains/(losses) on divestitures
Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement. the partial or full sale of an equity method investment and changes from equity method investment accounting to accounting for marketable securities. Divestiture-related costs, which includes costs incurred in relation to the preparation and completion (including one-time costs such as severance related to elimination of stranded costs) for the company's divestitures as defined above, also includes costs incurred associated with the company's publicly announced processes to sell businesses.

•On November 29, 2024, the company sold its remaining shares in JDE Peet’s to JAB Holdings Company. As a result of this transaction, the company has fully exited its investment in the company. Previously, due to the company's reporting of JDEP’s results on a one-quarter lag basis, the company considered the impact of the sale of shares in its JDEP investment as a divestiture in the quarter following the sale of shares. As the company no longer has an equity method investment in JDEP as of the end of 2024, the company has considered the sale of its remaining shares in JDE Peet's a divestiture beginning with its fourth quarter ended December 31, 2024.
•On October 1, 2023, the company completed the sale of its developed market gum business in the United States, Canada, and Europe to Perfetti Van Melle Group, excluding the Portugal business which the company sold on October 23, 2023 after obtaining regulatory approval. The company received cash proceeds of $1.4 billion and recorded a pre-tax gain of $108 million on the sale. The divestiture of this business resulted in a year-over-year reduction in net revenues of $1 million in the three months and $484 million in the twelve months ended December 31, 2024. The company reversed previously recorded divestiture-related costs no longer required of $1 million in the three months and incurred divestiture-related costs of $1 million in the twelve months ended December 31, 2024 and $17 million in the three months and $83 million in the twelve months ended December 31, 2023.
•The company's 2023 divestitures, impacting its historical results, also included the company's sales of JDE Peet's shares during the three months ended September 30, 2023, the April 3, 2023 sale of JDE Peet's shares and the March 2, 2023 sale of KDP shares and the change from equity method investment accounting to accounting for marketable securities for the company's remaining equity interest in KDP. See the section on gains/losses on equity method investment transactions and marketable securities below for more information.

Operating results from short-term distributor agreements
In the fourth quarter of 2023, the company began to exclude the operating results from short-term distributor agreements that have been executed in conjunction with the sale of a business. The company excludes this item to better facilitate comparisons of underlying performance across periods.

As part of the sale of the company's developed market gum business on October 1, 2023, the company entered into a short-term distribution agreement with the buyer, Perfetti Van Melle Group, to distribute gum products in certain European markets for up to six months. The company recorded net revenues of $25 million and operating income of $2 million in the first quarter of 2024 and net revenue of $22 million and operating income of $3 million in the fourth quarter of 2023.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments
Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares and realized gains or losses from hedging activities associated with acquisition funds. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of its underlying operating performance across periods.

On November 1, 2024, the company acquired Evirth (Shanghai) Industrial Co., Ltd. (“Evirth”), a leading manufacturer of cakes and pastries in China. The acquisition will continue to expand the company's growth in the cakes and pastries categories. The acquisition added incremental net revenues of $72 million (constant currency basis) during the three months and twelve months ended December 31, 2024 and operating income of $10 million during the three months and twelve months ended December 31, 2024. The company incurred acquisition integration costs and contingent consideration adjustments of $8 million and an inventory step-up charge of $3 million in the three and twelve months ended December 31, 2024. In addition, the company incurred acquisition-related costs of $1 million in the three months and $3 million in the twelve months ended December 31, 2024.

On November 1, 2022, the company acquired 100% of the equity of Grupo Bimbo's confectionery business, Ricolino, located primarily in Mexico. The acquisition of Ricolino builds on our continued prioritization of fast-growing snacking segments in key geographies. The company recorded income due to final true-ups related to the purchase agreement net of other charges within acquisition integration costs of $7 million in the three months and incurred acquisition integration costs of $21 million in the twelve months ended December 31, 2024, and $20 million in the three months and $50 million in the twelve months ended December 31, 2023.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The company incurred acquisition integration costs and contingent consideration adjustments resulting in income of $87 million in the three months and $393 million in the twelve months ended December 31, 2024, and expense of $72 million in the three months and $164 million in the twelve months ended December 31, 2023.

On January 3, 2022, the company acquired 100% of the equity of Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company's existing portfolio and advances its strategy to become the global leader in broader snacking. The company incurred acquisition integration costs of $9 million in the three months and $20 million in the twelve months ended December 31, 2024, and $2 million in the three months and $17 million in the twelve months ended December 31, 2023.
On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company's position in broader snacking. The company incurred acquisition integration costs and contingent consideration adjustments of $11 million in the three months and $28 million in the twelve months ended December 31, 2024, and $9 million in the three months and $20 million in the twelve months ended December 31, 2023.
Simplify to Grow Program
The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.
Restructuring costs
The company incurred restructuring charges of $37 million in the three months and $77 million in the twelve months ended December 31, 2024, and $58 million in the three months and $106 million in the twelve months ended December 31, 2023. This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.
Implementation costs
Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $32 million in the three months and $72 million in the twelve months ended December 31, 2024, and $12 million in the three months and $25 million in the twelve months ended December 31, 2023.

Intangible asset impairment charges
During the company's 2024 annual testing of indefinite-life intangible assets, the company recorded intangible asset impairment charges of $153 million in the third quarter of 2024 related to two biscuit brands in the Europe segment, one biscuit brand in the AMEA segment and one candy and one biscuit brand in the Latin America segment.

During the company's 2023 annual testing of indefinite-life intangible assets, the company recorded intangible asset impairment charges of $26 million in the third quarter of 2023 related to one chocolate brand in the North America segment and one biscuit brand in the Europe segment.
Mark-to-market impacts from commodity and currency derivative contracts
The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company's operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded commodity, forecasted currency and equity method transaction derivatives net unrealized gains of $700 million in the three months and $544 million in the twelve months ended December 31, 2024, and recorded net unrealized losses of $51 million in the three months and net unrealized gains of $185 million in the twelve months ended December 31, 2023.
Remeasurement of net monetary position
The company translates the results of operations of its subsidiaries from multiple currencies using average exchange rates during each period and translate balance sheet accounts using exchange rates at the end of each period. The company records currency translation adjustments as a component of equity (except for highly inflationary currencies) and realized exchange gains and losses on transactions in earnings.

Highly inflationary accounting is triggered when a country’s three-year cumulative inflation rate exceeds 100%. It requires the remeasurement of financial statements of subsidiaries in the country, from the functional currency of the subsidiary to our U.S. dollar reporting currency, with currency remeasurement gains or losses recorded in earnings. The company excludes remeasurement gains and losses of the monetary assets and liabilities of its subsidiaries in highly inflationary economies from its non-GAAP earnings measures.

At this time, within the company's consolidated entities, Argentina, Türkiye, Egypt and Nigeria are accounted for as highly inflationary economies. For Argentina, the company recorded a remeasurement loss of $3 million in the three months and $17 million in the twelve months ended December 31, 2024, and $38 million in the three months and $79 million in the twelve months ended December 31, 2023 related to the revaluation of the Argentinean peso denominated net monetary position over these periods. For Türkiye, the company recorded a remeasurement loss of $3 million in the three months and $15 million in the twelve months ended December 31, 2024, and $19 million in the twelve months ended December 31, 2023 related to the revaluation of the Turkish lira denominated net monetary position over these periods. For Egypt, the company recorded a remeasurement gain of $1 million in the three months and twelve months ended December 31, 2024. For Nigeria, the company recorded an immaterial remeasurement gain in the three months and twelve months ended December 31, 2024. The company recorded these charges for Argentina, Türkiye, Egypt and Nigeria within selling, general and administrative expenses.
Impact from pension participation changes
The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received a withdrawal liability assessment from the Bakery and Confectionery Union and Industry International Pension Fund and recorded a discounted liability of $491 million requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $3 million in the three months and $10 million in the twelve months ended December 31, 2024 and $2 million in the three months and $10 million in the twelve months ended December 31, 2023 within interest and other expense, net. As of December 31, 2024, the remaining discounted withdrawal liability was $311 million, with $16 million recorded in other current liabilities and $295 million recorded in long-term other liabilities.
Incremental costs due to the war in Ukraine
In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company's two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. In the second quarter of 2024, the company fully resumed production at both facilities after completing targeted repairs. The company continues to consolidate both its Ukrainian and Russian subsidiaries and continues to evaluate its ability to control its operating activities and businesses on an ongoing basis. The company continues to evaluate the uncertainty of the ongoing effects of the war in Ukraine and its impact on the global economic environment, and the company cannot predict if it will have a significant impact in the future. The company incurred costs of $1 million in the three months and $3 million in the twelve months ended December 31, 2024. The company reversed $1 million during the twelve months of 2023 of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries.
ERP System Implementation
In July 2024, the company's Board of Directors approved funding of $1.2 billion for a multi-year systems transformation program to upgrade its global ERP and supply chain systems (the “ERP System Implementation”). The ERP System Implementation spending comprises both capital expenditures and operating expenses, of which a majority is expected to relate to operating expenses. The ERP System Implementation program will be implemented by region in several phases with spending occurring over the next five years, with expected completion by year-end 2028. The operating expenses associated with the ERP System Implementation represent incremental transformational costs above the normal ongoing level of spending on information technology to support operations. These expenses include third-party consulting fees, direct labor costs associated with the program, accelerated depreciation of the company's existing SAP financial systems and various other expenses, all associated with the implementation of the company's information technology upgrades. The company excludes these expenses from its non-GAAP results as they are nonrecurring and will better facilitate comparisons of the company's underlying operating performance across periods.

The company recorded operating expenses of $40 million in the three months and $78 million in the twelve months ended December 31, 2024.

Initial impacts from enacted tax law changes
The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform.

The company recorded a net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation of $12 million in the three months and $24 million in the twelve months ended December 31, 2024, and recorded a net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation of $68 million in the three months and $83 million in the twelve months ended December 31, 2023.
Gains and losses on marketable securities and equity method investment transactions (including impairment charges)
Keurig Dr Pepper
During the first quarter of 2023, the company's reduction in ownership in Keurig Dr Pepper Inc. (NASDAQ: "KDP") fell to below 5% of the outstanding shares, resulting in a change of accounting for its KDP investment, from equity method investment accounting to accounting for equity interests with readily determinable fair values ("marketable securities") as the company no longer had significant influence over KDP. Marketable securities are measured at fair value based on quoted prices in active markets for identical assets (Level 1).

On July 13, 2023, the company sold 23 million shares, the remainder of its shares of KDP. The company received proceeds of approximately $704 million.

On June 8, 2023, the company sold 23 million shares of KDP, which reduced its ownership by 1.6 percentage points, from 3.2% to 1.6% of the total outstanding shares. The company received proceeds of approximately $708 million.

On March 2, 2023, the company sold 30 million shares of KDP, which reduced its ownership interest by 2.1 percentage points, from 5.3% to 3.2% of the total outstanding shares. The company received proceeds of approximately $1.0 billion and prior to the change of accounting for its KDP investment, recorded a pre-tax gain on equity method transactions of $493 million ($368 million after-tax) during the first quarter of 2023.

Pre-tax (losses)/gains for marketable securities for the twelve months ended December 31, 2023 are summarized below:

Twelve Months Ended December 31, 2023
(in millions)
Gain on marketable securities sold during the period	$593
Dividend income and other	13
Total gain on marketable securities	$606

Due to the change in accounting for the company's KDP investment, from equity method investment accounting to accounting as marketable securities, the company has treated the historical equity method earnings from KDP as a divestiture under the definitions of our non-GAAP financial measures. Therefore, the company has removed the equity method investment net earnings for KDP from its non-GAAP financial results for all historical periods presented to facilitate comparison of results.

JDEP
On November 29, 2024, the company sold it's remaining 85.9 million shares in JDE Peet’s (Euronext Amsterdam: “JDEP”) to JAB Holdings Company. The company received €2.2 billion ($2.3 billion) of proceeds at a price of €25.10 per share and recorded a gain on equity method investment transactions of €313 million ($332 million) during 2024. As a result of this transaction, the company has fully exited it's investment in the company.

During the three months ended March 31, 2024, the company determined there was an other-than-temporary impairment of its investment in JDEP, resulting in an impairment charge of €612 million ($665 million). This charge was included within (Loss)/gain on equity method investment transactions including impairments in the condensed consolidated statement of earnings. There was no other than temporary impairment identified in the twelve months ended December 31, 2023.

On March 30, 2023, the company issued options to sell shares of JDEP in tranches equivalent to approximately 7.7 million shares, exercisable at maturity during the third quarter of 2023. During the three months ended September 30, 2023, options were exercised on 2.2 million shares, which reduced the company's ownership by 0.4%, from 18.1% to 17.7% of the total outstanding shares. The company recorded a loss of €3 million ($4 million) for these sales during the three months ended September 30, 2023.

On April 3, 2023, the company sold approximately 7.7 million shares of JDEP, which reduced the company's ownership by 1.6 percentage points, from 19.7% to 18.1% of the total outstanding shares. The company recorded a loss of €18 million ($19 million) on this sale during the three months ended June 30, 2023.

The company considered the above ownership reductions as partial divestitures of its equity method investment in JDEP. Therefore, the company has removed the equity method investment net earnings related to the divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company's U.S. GAAP results, which include its equity method investment net earnings from JDEP, did not change from what was previously reported.
Currency-related items
Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company's non-GAAP measures presented on a constant currency basis based on currency-related items include the effects of currency translation rate changes with a corresponding offset due to extreme pricing increases in Argentina.

Currency translation rate changes
The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. Therefore, currency translation rate changes are equal to current period local currency operating results multiplied by the change in average foreign currency exchange rates between the current fiscal period and the corresponding period of the prior fiscal year.

Extreme Pricing
During December 2023, the Argentinean peso significantly devalued. The peso's devaluation and potential resulting distortion on the company's non-GAAP Organic Net Revenue, Organic Net Revenue growth and other constant currency growth rate measures resulted in the company's decision to exclude the impact of pricing increases in excess of 26% year-over-year ("extreme pricing") in Argentina, from these measures beginning in Q1 2024. The benchmark of 26% represents the minimum annual inflation rate for each year over a 3-year period which would result in a cumulative inflation rate in excess of 100%, the level at which an economy is considered hyperinflationary under U.S. GAAP.

Currency-related items impacted the company's non-GAAP financial measures for the three months ended December 31, 2024, as follows:
•Organic Net Revenue: In total, unfavorable currency-related items of $242 million (2.6 pp) were driven by unfavorable currency translation rate changes of $427 million (4.6 pp), partially offset by extreme pricing of $185 million (2.0 pp). In Emerging Markets, unfavorable currency-related items of $249 million (6.9 pp) were driven by unfavorable currency translation rate changes of $434 million (12.1 pp), partially offset by extreme pricing of $185 million (5.2 pp). In Developed Markets, favorable currency-related items of $7 million (0.1 pp) were driven by favorable currency translation rate changes.
•Adjusted Operating Income: Unfavorable currency-related items of $48 million were driven by unfavorable currency translation rate changes of $87 million, partially offset by extreme pricing of $39 million.
•Adjusted EPS: Unfavorable currency-related items of $0.04 were driven by unfavorable currency translation rate changes of $0.07, partially offset by extreme pricing of $0.03.

Currency-related items impacted the company's non-GAAP financial measures for the twelve months ended December 31, 2024, as follows:
•Organic Net Revenue: In total, unfavorable currency-related items of $710 million (2.0 pp) were driven by unfavorable currency translation rate changes of $1,877 million (5.2 pp), partially offset by extreme pricing of $1,167 million (3.2 pp). In Emerging Markets, unfavorable currency-related items of $778 million (5.6 pp) were driven by unfavorable currency translation rate changes of $1,945 million (13.9 pp), partially offset by extreme pricing of $1,167 million (8.3 pp). In Developed Markets, favorable currency-related items of $68 million (0.3 pp) were driven by favorable currency translation rate changes.
•Adjusted Operating Income: Unfavorable currency-related items of $191 million were driven by unfavorable currency translation rate changes of $460 million, partially offset by extreme pricing of $269 million.
•Adjusted EPS: Unfavorable currency-related items of $0.12 were driven by unfavorable currency translation rate changes of $0.32, partially offset by extreme pricing of $0.20.

OUTLOOK
The company’s outlook for 2025 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2025 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2025 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2025 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues
(in millions of U.S. dollars)
(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended December 31, 2024
Reported (GAAP)	$1,171		$1,908		$3,744		$2,781		$9,604
Acquisitions	—		(72)		—		—		(72)
Currency-related items	153		50		31		8		242
Organic (Non-GAAP)	$1,324		$1,886		$3,775		$2,789		$9,774
For the Three Months Ended December 31, 2023
Reported (GAAP)	$1,262		$1,736		$3,538		$2,778		$9,314
Divestitures	—		—		—		(1)		(1)
Short-term distributor agreements	—		—		(22)		—		(22)
Organic (Non-GAAP)	$1,262		$1,736		$3,516		$2,777		$9,291
$ Change - Reported (GAAP)	$(91)		$172		$206		$3		$290
$ Change - Organic (Non-GAAP)	62		150		259		12		483
% Change - Reported (GAAP)	(7.2)%		9.9%		5.8%		0.1%		3.1%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp
Short-term distributor agreements	—		—		0.7		—		0.3
Acquisitions	—		(4.2)		—		—		(0.8)
Currency-related items	12.1		2.9		0.9		0.3		2.6
% Change - Organic (Non-GAAP)	4.9%		8.6%		7.4%		0.4%		5.2%
Vol/Mix	(1.5)	pp	3.8	pp	(2.0)	pp	1.3	pp	0.1	pp
Pricing	6.4		4.8		9.4		(0.9)		5.1

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Twelve Months Ended December 31, 2024
Reported (GAAP)	$4,926		$7,296		$13,309		$10,910		$36,441
Short-term distributor agreements	—		—		(25)		—		(25)
Acquisitions	—		(72)		—		—		(72)
Currency-related items	309		287		99		15		710
Organic (Non-GAAP)	$5,235		$7,511		$13,383		$10,925		$37,054
For the Twelve Months Ended December 31, 2023
Reported (GAAP)	$5,006		$7,075		$12,857		$11,078		$36,016
Divestitures	—		—		(174)		(310)		(484)
Short-term distributor agreements	—		—		(22)		—		(22)
Organic (Non-GAAP)	$5,006		$7,075		$12,661		$10,768		$35,510
$ Change - Reported (GAAP)	$(80)		$221		$452		$(168)		$425
$ Change - Organic (Non-GAAP)	229		436		722		157		1,544
% Change - Reported (GAAP)	(1.6)%		3.1%		3.5%		(1.5)%		1.2%
Divestitures	—	pp	—	pp	1.4	pp	2.8	pp	1.4	pp
Short-term distributor agreements	—		—		—		—		—
Acquisitions	—		(1.0)		—		—		(0.3)
Currency-related items	6.2		4.1		0.8		0.2		2.0
% Change - Organic (Non-GAAP)	4.6%		6.2%		5.7%		1.5%		4.3%
Vol/Mix	(2.4)	pp	0.7	pp	(2.1)	pp	—	pp	(1.0)	pp
Pricing	7.0		5.5		7.8		1.5		5.3

Schedule 4b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues — Markets
(in millions of U.S. dollars)
(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended December 31, 2024
Reported (GAAP)	$3,640		$5,964		$9,604
Acquisitions	(72)		—		(72)
Currency-related items	249		(7)		242
Organic (Non-GAAP)	$3,817		$5,957		$9,774
For the Three Months Ended December 31, 2023
Reported (GAAP)	$3,580		$5,734		$9,314
Divestitures	(1)		—		(1)
Short-term distributor agreements	(2)		(20)		(22)
Organic (Non-GAAP)	$3,577		$5,714		$9,291
$ Change - Reported (GAAP)	$60		$230		$290
$ Change - Organic (Non-GAAP)	240		243		483
% Change - Reported (GAAP)	1.7%		4.0%		3.1%
Divestitures	—	pp	—	pp	—	pp
Short-term distributor agreements	0.1		0.4		0.3
Acquisitions	(2.0)		—		(0.8)
Currency-related items	6.9		(0.1)		2.6
% Change - Organic (Non-GAAP)	6.7%		4.3%		5.2%
Vol/Mix	0.2	pp	0.1	pp	0.1	pp
Pricing	6.5		4.2		5.1

	Emerging Markets		Developed Markets		Mondelēz International
For the Twelve Months Ended December 31, 2024
Reported (GAAP)	$14,163		$22,278		$36,441
Short-term distributor agreements	(3)		(22)		(25)
Acquisitions	(72)		—		(72)
Currency-related items	778		(68)		710
Organic (Non-GAAP)	$14,866		$22,188		$37,054
For the Twelve Months Ended December 31, 2023
Reported (GAAP)	$14,011		$22,005		$36,016
Divestitures	(5)		(479)		(484)
Short-term distributor agreements	(2)		(20)		(22)
Organic (Non-GAAP)	$14,004		$21,506		$35,510
$ Change - Reported (GAAP)	$152		$273		$425
$ Change - Organic (Non-GAAP)	862		682		1,544
% Change - Reported (GAAP)	1.1%		1.2%		1.2%
Divestitures	—	pp	2.3	pp	1.4	pp
Short-term distributor agreements	—		—		—
Acquisitions	(0.5)		—		(0.3)
Currency-related items	5.6		(0.3)		2.0
% Change - Organic (Non-GAAP)	6.2%		3.2%		4.3%
Vol/Mix	(0.6)	pp	(1.1)	pp	(1.0)	pp
Pricing	6.8		4.3		5.3

Schedule 5a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended December 31, 2024
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,604	$3,711	38.6%	$1,611	16.8%
Simplify to Grow Program	—	11		69
Mark-to-market (gains)/losses from derivatives	—	(706)		(700)
Acquisition integration costs and contingent consideration adjustments	—	(2)		(66)
Inventory step-up	—	3		3
Acquisition-related costs	—	—		1
Gain on acquisition	—	—		(4)
Divestiture-related costs	—	1		(1)
Incremental costs due to war in Ukraine	—	—		1
ERP System Implementation costs	—	7		40
Remeasurement of net monetary position	—	—		5
Adjusted (Non-GAAP)	$9,604	$3,025	31.5%	$959	10.0%
Currency-related items		68		48
Adjusted @ Constant FX (Non-GAAP)		$3,093		$1,007

	For the Three Months Ended December 31, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,314	$3,470	37.3%	$1,193	12.8%
Simplify to Grow Program	—	5		70
Mark-to-market (gains)/losses from derivatives	—	53		50
Acquisition integration costs and contingent consideration adjustments	—	10		103
Gain on divestitures	—	—		(108)
Divestiture-related costs	—	(1)		17
Operating results from divestitures	(1)	—		(1)
Operating results from short-term distributor agreements	(22)	(5)		(3)
European Commission legal matter	—	—		43
Incremental costs due to war in Ukraine	—	1		1
Remeasurement of net monetary position	—	—		38
Adjusted (Non-GAAP)	$9,291	$3,533	38.0%	$1,403	15.1%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$241		$418
$ Change - Adjusted (Non-GAAP)		(508)		(444)
$ Change - Adjusted @ Constant FX (Non-GAAP)		(440)		(396)
% Change - Reported (GAAP)		6.9%		35.0%
% Change - Adjusted (Non-GAAP)		(14.4)%		(31.6)%
% Change - Adjusted @ Constant FX (Non-GAAP)		(12.5)%		(28.2)%

Schedule 5b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Twelve Months Ended December 31, 2024
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$36,441	$14,257	39.1%	$6,345	17.4%
Simplify to Grow Program	—	30		149
Intangible asset impairment charges	—	—		153
Mark-to-market (gains)/losses from derivatives	—	(550)		(543)
Acquisition integration costs and contingent consideration adjustments	—	12		(315)
Inventory step-up	—	3		3
Acquisition-related costs	—	—		3
Gain on acquisition	—	—		(4)
Divestiture-related costs	—	1		1
Operating results from short-term distributor agreements	(25)	(3)		(2)
European Commission legal matter	—	—		(3)
Incremental costs due to war in Ukraine	—	2		3
ERP System Implementation costs	—	14		78
Remeasurement of net monetary position	—	—		31
Adjusted (Non-GAAP)	$36,416	$13,766	37.8%	$5,899	16.2%
Currency-related items		242		191
Adjusted @ Constant FX (Non-GAAP)		$14,008		$6,090

	For the Twelve Months Ended December 31, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$36,016	$13,764	38.2%	$5,502	15.3%
Simplify to Grow Program	—	9		131
Intangible asset impairment charges	—	—		26
Mark-to-market (gains)/losses from derivatives	—	(185)		(189)
Acquisition integration costs and contingent consideration adjustments	—	25		246
Gain on divestitures	—	—		(108)
Divestiture-related costs	—	—		83
Operating results from divestitures	(484)	(274)		(194)
Operating results from short-term distributor agreements	(22)	(5)		(3)
European Commission legal matter	—	—		43
Incremental costs due to war in Ukraine	—	—		(1)
Remeasurement of net monetary position	—	—		98
Adjusted (Non-GAAP)	$35,510	$13,334	37.5%	$5,634	15.9%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$493		$843
$ Change - Adjusted (Non-GAAP)		432		265
$ Change - Adjusted @ Constant FX (Non-GAAP)		674		456
% Change - Reported (GAAP)		3.6%		15.3%
% Change - Adjusted (Non-GAAP)		3.2%		4.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		5.1%		8.1%

Schedule 6a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended December 31, 2024
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,611	$(20)	$34	$—	$1,597	$216	13.5%	$(332)	$(35)	$3	$1,745	$1.30
Simplify to Grow Program	69	—	—	—	69	17		—	—	—	52	0.04
Mark-to-market (gains)/losses from derivatives	(700)	—	—	—	(700)	(135)		—	—	—	(565)	(0.42)
Acquisition integration costs and contingent consideration adjustments	(66)	—	—	—	(66)	(22)		—	—	—	(44)	(0.03)
Inventory step-up	3	—	—	—	3	—		—	—	—	3	—
Acquisition-related costs	1	—	—	—	1	1		—	—	—	—	—
Gain on acquisition	(4)	—	—	—	(4)	—		—	—	—	(4)	—
Divestiture-related costs	(1)	—	—	—	(1)	—		—	—	—	(1)	—
Operating results from divestitures	—	—	—	—	—	—		—	23	—	(23)	(0.02)
Incremental costs due to war in Ukraine	1	—	—	—	1	—		—	—	—	1	—
ERP System Implementation costs	40	—	—	—	40	11		—	—	—	29	0.02
Remeasurement of net monetary position	5	—	—	—	5	—		—	—	—	5	0.01
Impact from pension participation changes	—	—	(3)	—	3	1		—	—	—	2	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(12)		—	—	—	12	0.01
Gain on equity method investment transactions	—	—	16	—	(16)	(4)		332	—	—	(344)	(0.26)
Adjusted (Non-GAAP)	$959	$(20)	$47	$—	$932	$73	7.8%	$—	$(12)	$3	$868	$0.65
Currency-related items											50	0.04
Adjusted @ Constant FX (Non-GAAP)											$918	$0.69
Diluted Average Shares Outstanding												1,340
	For the Three Months Ended December 31, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,193	$(22)	$52	$—	$1,163	$257	22.1%	$—	$(44)	$—	$950	$0.70
Simplify to Grow Program	70	—	—	—	70	17		—	—	—	53	0.04
Mark-to-market (gains)/losses from derivatives	50	—	(1)	—	51	17		—	—	—	34	0.02
Acquisition integration costs and contingent consideration adjustments	103	—	—	—	103	21		—	—	—	82	0.06
Gain on divestitures	(108)	—	—	—	(108)	8		—	—	—	(116)	(0.09)
Divestiture-related costs	17	—	—	—	17	3		—	—	—	14	0.01
Operating results from divestitures	(1)	—	—	—	(1)	(1)		—	24	—	(24)	(0.01)
Operating results from short-term distributor agreements	(3)	—	—	—	(3)	—		—	—	—	(3)	—
European Commission competition law matter	43	—	—	—	43	24		—	—	—	19	0.01
Incremental costs due to war in Ukraine	1	—	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	38	—	—	—	38	—		—	—	—	38	0.03
Impact from pension participation changes	—	—	(2)	—	2	1		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(68)		—	—	—	68	0.05
Gain on marketable securities	—	—	—	—	—	2		—	—	—	(2)	—
Adjusted (Non-GAAP)	$1,403	$(22)	$49	$—	$1,376	$281	20.4%	$—	$(20)	$—	$1,115	$0.82
Diluted Average Shares Outstanding												1,364
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Twelve Months Ended December 31, 2024
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$6,345	$(96)	$180	$—	$6,261	$1,469	23.5%	$337	$(168)	$12	$4,611	$3.42
Simplify to Grow Program	149	—	—	—	149	36		—	—	—	113	0.09
Intangible asset impairment charges	153	—	—	—	153	40		—	—	—	113	0.08
Mark-to-market (gains)/losses from derivatives	(543)	—	1	—	(544)	(107)		—	—	—	(437)	(0.32)
Acquisition integration costs and contingent consideration adjustments	(315)	—	—	—	(315)	(89)		—	—	—	(226)	(0.17)
Inventory step-up	3	—	—	—	3	—		—	—	—	3	—
Acquisition-related costs	3	—	—	—	3	1		—	—	—	2	—
Gain on acquisition	(4)	—	—	—	(4)	—		—	—	—	(4)	—
Divestiture-related costs	1	—	—	—	1	—		—	—	—	1	—
Operating results from divestitures	—	—	—	—	—	—		—	100	—	(100)	(0.07)
Operating results from short-term distributor agreements	(2)	—	—	—	(2)	(1)		—	—	—	(1)	—
European Commission legal matter	(3)	—	—	—	(3)	—		—	—	—	(3)	—
Incremental costs due to war in Ukraine	3	—	—	—	3	—		—	—	—	3	—
ERP System Implementation costs	78	—	—	—	78	19		—	—	—	59	0.04
Remeasurement of net monetary position	31	—	—	—	31	—		—	—	—	31	0.02
Impact from pension participation changes	—	—	(10)	—	10	3		—	—	—	7	0.01
Initial impacts from enacted tax law changes	—	—	—	—	—	(24)		—	—	—	24	0.02
Loss on equity method investment transactions	—	—	16	—	(16)	(4)		(337)	—	—	325	0.24
Adjusted (Non-GAAP)	$5,899	$(96)	$187	$—	$5,808	$1,343	23.1%	$—	$(68)	$12	$4,521	$3.36
Currency-related items											161	0.12
Adjusted @ Constant FX (Non-GAAP)											$4,682	$3.48
Diluted Average Shares Outstanding												1,347
	For the Twelve Months Ended December 31, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$5,502	$(82)	$310	$(606)	$5,880	$1,537	26.1%	$(465)	$(160)	$9	$4,959	$3.62
Simplify to Grow Program	131	—	—	—	131	26		—	—	—	105	0.08
Intangible asset impairment charges	26	—	—	—	26	6		—	—	—	20	0.01
Mark-to-market (gains)/losses from derivatives	(189)	—	(7)	—	(182)	(21)		3	—	—	(164)	(0.12)
Acquisition integration costs and contingent consideration adjustments	246	—	—	—	246	60		—	—	—	186	0.14
Gain on divestitures	(108)	—	—	—	(108)	8		—	—	—	(116)	(0.08)
Divestiture-related costs	83	—	—	—	83	25		—	—	—	58	0.04
Operating results from divestitures	(194)	—	—	—	(194)	(46)		—	85	—	(233)	(0.17)
Operating results from short-term distributor agreements	(3)	—	—	—	(3)	—		—	—	—	(3)	—
European Commission competition law matter	43	—	—	—	43	24		—	—	—	19	0.01
Incremental costs due to war in Ukraine	(1)	—	—	—	(1)	—		—	—	—	(1)	—
Remeasurement of net monetary position	98	—	—	—	98	—		—	—	—	98	0.07
Impact from pension participation changes	—	—	(10)	—	10	3		—	—	—	7	0.01
Loss on debt extinguishment and related expenses	—	—	(1)	—	1	—		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	—	(83)		—	—	—	83	0.06
(Gain)/loss on marketable securities	—	—	—	593	(593)	(133)		—	—	—	(460)	(0.34)
Gain on equity method investment transactions	—	—	—	—	—	(124)		462	—	—	(338)	(0.25)
Adjusted (Non-GAAP)	$5,634	$(82)	$292	$(13)	$5,437	$1,282	23.6%	$—	$(75)	$9	$4,221	$3.08
Diluted Average Shares Outstanding												1,370
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Three Months Ended December 31,
	2024	2023	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.30	$0.70	$0.60	85.7%
Simplify to Grow Program	0.04	0.04	—
Mark-to-market (gains)/losses from derivatives	(0.42)	0.02	(0.44)
Acquisition integration costs and contingent consideration adjustments	(0.03)	0.06	(0.09)
Gain on divestitures	—	(0.09)	0.09
Divestiture-related costs	—	0.01	(0.01)
Operating results from divestitures	(0.02)	(0.01)	(0.01)
European Commission legal matter	—	0.01	(0.01)
ERP System Implementation costs	0.02	—	0.02
Remeasurement of net monetary position	0.01	0.03	(0.02)
Initial impacts from enacted tax law changes	0.01	0.05	(0.04)
Gain on equity method investment transactions	(0.26)	—	(0.26)
Adjusted EPS (Non-GAAP)	$0.65	$0.82	$(0.17)	(20.7)%
Currency-related items	0.04	—	0.04
Adjusted EPS @ Constant FX (Non-GAAP)	$0.69	$0.82	$(0.13)	(15.9)%
Adjusted EPS @ Constant FX - Key Drivers
Decrease in operations			$(0.22)
Impact from acquisitions			0.01
Change in equity method investment net earnings			(0.01)
Change in income taxes			0.08
Change in shares outstanding			0.01
			$(0.13)

Schedule 7b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Twelve Months Ended December 31,
	2024	2023	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$3.42	$3.62	$(0.20)	(5.5)%
Simplify to Grow Program	0.09	0.08	0.01
Intangible asset impairment charges	0.08	0.01	0.07
Mark-to-market (gains)/losses from derivatives	(0.32)	(0.12)	(0.20)
Acquisition integration costs and contingent consideration adjustments	(0.17)	0.14	(0.31)
Gain on divestitures	—	(0.08)	0.08
Divestiture-related costs	—	0.04	(0.04)
Operating results from divestitures	(0.07)	(0.17)	0.10
European Commission legal matter	—	0.01	(0.01)
ERP System Implementation costs	0.04	—	0.04
Remeasurement of net monetary position	0.02	0.07	(0.05)
Impact from pension participation changes	0.01	0.01	—
Initial impacts from enacted tax law changes	0.02	0.06	(0.04)
Gain on marketable securities	—	(0.34)	0.34
Loss/(gain) on equity method investment transactions	0.24	(0.25)	0.49
Adjusted EPS (Non-GAAP)	$3.36	$3.08	$0.28	9.1%
Currency-related items	0.12	—	0.12
Adjusted EPS @ Constant FX (Non-GAAP)	$3.48	$3.08	$0.40	13.0%
Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.24
Impact from acquisitions			0.01
Change in benefit plan non-service income			0.01
Change in interest and other expense, net			0.04
Change in dividend income from marketable securities			(0.01)
Change in income taxes			0.05
Change in shares outstanding			0.06
			$0.40

Schedule 8a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended December 31, 2024
		Latin America		AMEA		Europe		North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items		Mondelēz International
Net Revenue
Reported (GAAP)		$1,171		$1,908		$3,744		$2,781	$—	$—	$—	$—		$9,604
Short-term distributor agreements		—		—		—		—	—	—	—	—		—
Adjusted (Non-GAAP)		$1,171		$1,908		$3,744		$2,781	$—	$—	$—	$—		$9,604
Operating Income
Reported (GAAP)		$106		$156		$322		$480	$700	$(118)	$(38)	$3		$1,611
Simplify to Grow Program		13		5		16		29	—	6	—	—		69
Mark-to-market (gains)/losses from derivatives		—		—		—		—	(700)	—	—	—		(700)
Acquisition integration costs and contingent consideration adjustments		(7)		9		9		(77)	—	—	—	—		(66)
Inventory step-up		—		3		—		—	—	—	—	—		3
Acquisition-related costs		—		—		—		—	—	—	—	1		1
Gain on acquisition		—		—		—		—	—	—	—	(4)		(4)
Divestiture-related costs		—		—		—		—	—	(1)	—	—		(1)
Incremental costs due to war in Ukraine		—		—		1		—	—	—	—	—		1
ERP System Implementation costs		6		4		9		14	—	7	—	—		40
Remeasurement of net monetary position		3		(1)		3		—	—	—	—	—		5
Adjusted (Non-GAAP)		$121		$176		$360		$446	$—	$(106)	$(38)	$—		$959
Currency-related items		29		1		11		1	—	5	1	—		48
Adjusted @ Constant FX (Non-GAAP)		$150		$177		$371		$447	$—	$(101)	$(37)	$—		$1,007
$ Change - Reported (GAAP)		$6		$(88)		$(206)		$66	n/m	$(4)	$(1)	n/m		$418
$ Change - Adjusted (Non-GAAP)		(38)		(70)		(283)		(59)	n/m	7	(1)	n/m		(444)
$ Change - Adjusted @ Constant FX (Non-GAAP)		(9)		(69)		(272)		(58)	n/m	12	—	n/m		(396)
% Change - Reported (GAAP)		6.0%		(36.1)%		(39.0)%		15.9%	n/m	(3.5)%	(2.7)%	n/m		35.0%
% Change - Adjusted (Non-GAAP)		(23.9)%		(28.5)%		(44.0)%		(11.7)%	n/m	6.2%	(2.7)%	n/m		(31.6)%
% Change - Adjusted @ Constant FX (Non-GAAP)		(5.7)%		(28.0)%		(42.3)%		(11.5)%	n/m	10.6%	—%	n/m		(28.2)%
Operating Income Margin
Reported %		9.1%		8.2%		8.6%		17.3%						16.8%
Reported pp change	1.2	pp	(5.9)	pp	(6.3)	pp	2.4	pp					4.0	pp
Adjusted %		10.3%		9.2%		9.6%		16.0%						10.0%
Adjusted pp change	(2.3)	pp	(5.0)	pp	(8.7)	pp	(2.2)	pp					(5.1)	pp

	For the Three Months Ended December 31, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,262	$1,736	$3,538	$2,778	$—	$—	$—	$—	$9,314
Divestitures	—	—	—	(1)	—	—	—	—	(1)
Short-term distributor agreements	—	—	(22)	—	—	—	—	—	(22)
Adjusted (Non-GAAP)	$1,262	$1,736	$3,516	$2,777	$—	$—	$—	$—	$9,291
Operating Income
Reported (GAAP)	$100	$244	$528	$414	$(50)	$(114)	$(37)	$108	$1,193
Simplify to Grow Program	—	1	61	7	—	1	—	—	70
Mark-to-market (gains)/losses from derivatives	—	—	—	—	50	—	—	—	50
Acquisition integration costs and contingent consideration adjustments	21	1	4	79	—	(2)	—	—	103
Gain on divestitures	—	—	—	—	—	—	—	(108)	(108)
Divestiture-related costs	—	—	9	5	—	3	—	—	17
Operating results from divestitures	—	—	—	—	—	(1)	—	—	(1)
Operating results from short-term distributor agreements	—	—	(3)	—	—	—	—	—	(3)
European Commission legal matter	—	—	43	—	—	—	—	—	43
Incremental costs due to war in Ukraine	—	—	1	—	—	—	—	—	1
Remeasurement of net monetary position	38	—	—	—	—	—	—	—	38
Adjusted (Non-GAAP)	$159	$246	$643	$505	$—	$(113)	$(37)	$—	$1,403
Operating Income Margin
Reported %	7.9%	14.1%	14.9%	14.9%					12.8%
Adjusted %	12.6%	14.2%	18.3%	18.2%					15.1%

Schedule 8b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31, 2024
		Latin America		AMEA		Europe		North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items		Mondelēz International
Net Revenue
Reported (GAAP)		$4,926		$7,296		$13,309		$10,910	$—	$—	$—	$—		$36,441
Short-term distributor agreements		—		—		(25)		—	—	—	—	—		(25)
Adjusted (Non-GAAP)		$4,926		$7,296		$13,284		$10,910	$—	$—	$—	$—		$36,416
Operating Income
Reported (GAAP)		$532		$1,192		$2,068		$2,492	$543	$(330)	$(153)	$1		$6,345
Simplify to Grow Program		18		10		57		50	—	14	—	—		149
Intangible asset impairment charges		5		5		143		—	—	—	—	—		153
Mark-to-market (gains)/losses from derivatives		—		—		—		—	(543)	—	—	—		(543)
Acquisition integration costs and contingent consideration adjustments		21		10		20		(367)	—	1	—	—		(315)
Inventory step-up		—		3		—		—	—	—	—	—		3
Acquisition-related costs		—		—		—		—	—	—	—	3		3
Gain on acquisition		—		—		—		—	—	—	—	(4)		(4)
Divestiture-related costs		—		—		1		1	—	(1)	—	—		1
Operating results from short-term distributor agreements		—		—		(2)		—	—	—	—	—		(2)
European Commission legal matter		—		—		(3)		—	—	—	—	—		(3)
Incremental costs due to war in Ukraine		—		—		3		—	—	—	—	—		3
ERP System Implementation costs		12		9		18		21	—	18	—	—		78
Remeasurement of net monetary position		17		(1)		15		—	—	—	—	—		31
Adjusted (Non-GAAP)		$605		$1,228		$2,320		$2,197	$—	$(298)	$(153)	$—		$5,899
Currency-related items		121		45		21		2	—	—	2	—		191
Adjusted @ Constant FX (Non-GAAP)		$726		$1,273		$2,341		$2,199	$—	$(298)	$(151)	$—		$6,090
$ Change - Reported (GAAP)		$3		$79		$90		$400	n/m	$26	$(2)	n/m		$843
$ Change - Adjusted (Non-GAAP)		(51)		105		169		7	n/m	39	(4)	n/m		265
$ Change - Adjusted @ Constant FX (Non-GAAP)		70		150		190		9	n/m	39	(2)	n/m		456
% Change - Reported (GAAP)		0.6%		7.1%		4.6%		19.1%	n/m	7.3%	(1.3)%	n/m		15.3%
% Change - Adjusted (Non-GAAP)		(7.8)%		9.3%		7.9%		0.3%	n/m	11.6%	(2.7)%	n/m		4.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		10.7%		13.4%		8.8%		0.4%	n/m	11.6%	(1.3)%	n/m		8.1%
Operating Income Margin
Reported %		10.8%		16.3%		15.5%		22.8%						17.4%
Reported pp change	0.2	pp	0.6	pp	0.1	pp	3.9	pp					2.1	pp
Adjusted %		12.3%		16.8%		17.5%		20.1%						16.2%
Adjusted pp change	(0.8)	pp	0.9	pp	0.5	pp	(0.2)	pp					0.3	pp

	For the Twelve Months Ended December 31, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$5,006	$7,075	$12,857	$11,078	$—	$—	$—	$—	$36,016
Divestitures	—	—	(174)	(310)	—	—	—	—	(484)
Short-term distributor agreements	—	—	(22)	—	—	—	—	—	(22)
Adjusted (Non-GAAP)	$5,006	$7,075	$12,661	$10,768	$—	$—	$—	$—	$35,510
Operating Income
Reported (GAAP)	$529	$1,113	$1,978	$2,092	$189	$(356)	$(151)	$108	$5,502
Simplify to Grow Program	(2)	7	91	27	—	8	—	—	131
Intangible asset impairment charges	—	—	6	20	—	—	—	—	26
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(189)	—	—	—	(189)
Acquisition integration costs and contingent consideration adjustments	50	3	19	172	—	2	—	—	246
Gain on divestitures	—	—	—	—	—	—	—	(108)	(108)
Divestiture-related costs	—	—	58	15	—	10	—	—	83
Operating results from divestitures	—	—	(59)	(136)	—	(1)	2	—	(194)
Operating results from short-term distributor agreements	—	—	(3)	—	—	—	—	—	(3)
European Commission legal matter	—	—	43	—	—	—	—	—	43
Incremental costs due to war in Ukraine	—	—	(1)	—	—	—	—	—	(1)
Remeasurement of net monetary position	79	—	19	—	—	—	—	—	98
Adjusted (Non-GAAP)	$656	$1,123	$2,151	$2,190	$—	$(337)	$(149)	$—	$5,634
Operating Income Margin
Reported %	10.6%	15.7%	15.4%	18.9%					15.3%
Adjusted %	13.1%	15.9%	17.0%	20.3%					15.9%

Schedule 9
Mondelēz International, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures Net Cash Provided by Operating Activities to Free Cash Flow (in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31,
	2024	2023	$ Change
Net Cash Provided by Operating Activities (GAAP)	$4,910	$4,714	$196
Capital Expenditures	(1,387)	(1,112)	(275)
Free Cash Flow (Non-GAAP)	$3,523	$3,602	$(79)